UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 25, 2011

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 25, 2011, Office Depot, Inc. (the “Company”), together with certain of its European subsidiaries, as borrowers (the “European Borrowers”) and certain of its domestic subsidiaries as guarantors (the “Domestic Guarantors”), entered into a $1.0 billion Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and US Collateral Agent, Bank of America, N.A., as Syndication Agent and Citibank, N.A. and Wells Fargo Bank, N.A., as Documentation Agents. The Amended Credit Agreement amends and restates the credit agreement governing the Company’s existing $1.25 billion revolving credit facility (the “Prior Credit Agreement”).

The Amended Credit Agreement amends and restates the Prior Credit Agreement to reduce the aggregate commitments under the facility to $1.0 billion, extend the maturity date to May 25, 2016, reduce the applicable spread by 50 basis points, permit the Company to redeem, tender or otherwise repurchase its existing 6.25% Senior Notes subject to a $600 million minimum liquidity requirement (defined as cash on hand plus availability under the facility) and modify certain of the covenants under the Prior Credit Agreement. These covenant modifications include:

•	lowering the availability threshold that would trigger maintenance of a fixed charge coverage ratio from $187.5 million to $125.0 million;

•

increasing the ability of the Company and its subsidiaries to make investments, loans and advances by meeting a fixed charge coverage ratio of 1.0 and reduced availability test, or a new $500 million minimum liquidity requirement;

•	permitting the Company to pay up to $75 million per year in restricted payments subject to a reduced $500 million minimum liquidity requirement; and

•	permitting additional restricted payments based on meeting a fixed charge coverage ratio that was reduced from 1.25 to 1.10 and reduced availability test.

In addition, the February 15, 2013 early maturity provisions in the Prior Credit Agreement were eliminated and replaced with provisions in the Amended Credit Agreement, which provide that in the event that the aggregate outstanding principal amount of the Company’s 6.25% Senior Notes is greater than $50 million on the 90th day prior to their maturity, the Company shall be required to maintain liquidity of at least $500 million at all times from such date through the earlier of the maturity of such 6.25% Senior Notes and the date on which the outstanding principal amount of such notes is $50 million or less.

The Amended Credit Agreement provides for an asset based, multi-currency revolving credit facility of up to $1.0 billion. The amount that can be drawn at any given time will be determined based on percentages of certain accounts receivable, inventory and credit card receivables (the “Borrowing Base”). Any existing letters of credit and loans issued and outstanding under the

Prior Credit Agreement will continue to remain issued and outstanding under the Amended Credit Agreement. The facility includes a sub-facility of up to $200 million which is available to the Company and European Borrowers, subject to limitations based on their and the Company’s aggregate Borrowing Base. The Domestic Guarantors guaranty the obligations of the Company and the European Borrowers under the facility. The Amended Credit Agreement also provides for a letter of credit sub-facility of up to $325 million, as well as a swingline loan sub-facility of up to $125 million to the Company and an additional swingline loan sub-facility of up to $25 million to the European Borrowers. All loans borrowed under the Amended Credit Agreement may be borrowed, repaid and reborrowed from time to time until May 25, 2016. The Amended Credit Agreement also provides that the Company may elect, on and after the 90th day from the closing of the Amended Credit Agreement, to increase the aggregate amount of commitments under the facility by up to $250 million, subject to certain terms and conditions set forth in the Amended Credit Agreement (including obtaining such increased commitments from existing or new lenders).

All amounts borrowed under the facility, as well as the obligations of the Domestic Guarantors, are secured by a lien on the Company’s and such Domestic Guarantors’ accounts receivables, inventory, cash, cash equivalents and deposit accounts. All amounts borrowed by the European Borrowers under the facility are secured by a lien on such European Borrowers’ accounts receivable, inventory, cash, cash equivalents and deposit accounts, as well as certain other assets.

Borrowings made pursuant to the Amended Credit Agreement will bear interest at the Company’s option, either at (i) the alternate base rate (defined as the higher of the Prime Rate (as announced by the Agent), the Federal Funds Rate plus  1/2 of 1% and the one month Adjusted LIBO Rate (defined below) plus 1%) or (ii) the Adjusted LIBO Rate (defined as the LIBO Rate as adjusted for statutory reserves) plus, in either case, a certain margin based on the aggregate average availability under the facility.

The Amended Credit Agreement contains customary representations, warranties, fees, affirmative and negative covenants, including certain financial covenants, limitations on investments, loans, advances, guarantees and acquisitions, asset sales and capital expenditures. The Amended Credit Agreement contains customary events of default, including without limitation, payment defaults (subject to certain grace and cure periods in certain circumstances), breach of representations and warranties, breach of covenants (subject to certain grace and cure periods in certain circumstances), bankruptcy events, cross defaults to certain other indebtedness, certain judgment defaults and change of control. If an event of default occurs and is continuing, the lenders may decline to provide additional advances on the facility, impose a default rate of interest and declare all amounts outstanding under the Amended Credit Agreement immediately due and payable.

The foregoing description of the Amended Credit Agreement which describes the primary changes to the Amended Credit Agreement, does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amended Credit Agreement, which will be filed as an Exhibit to the Company’s Form 10-Q for the quarter ended June 25, 2011.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information contained above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference and made a part hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: May 26, 2011	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary